EXHIBIT 3

APPENDIX I

CONDITIONS TO AND CERTAIN FURTHER TERMS OF THE ACQUISITION AND THE SCHEME

The Acquisition will be conditional upon the issue by the Registrar of a certificate of registration of the Court Order by not later than 31 March 2004 or such later date (if any) as The Royal Bank of Scotland and First Active may agree and the High Court may allow.

1.	The Scheme will be conditional upon:

(a)	approval by a majority in number of the First Active Shareholders at the Voting Record Time, present and voting, either in person or by proxy representing three-fourths or more in value of the First Active Shares held by such holders, at the Court Meeting;

(b)	any resolution required to approve and implement the Scheme and set out in the notice convening the Extraordinary General Meeting being passed at the Extraordinary General Meeting;

(c)	the sanction of the Scheme by the High Court pursuant to Section 201 of the Act and the confirmation of any reduction of capital involved therein by the High Court pursuant to Sections 72 and 74 of the Act and an office copy of the Court Order and the minute of such reduction attached thereto being delivered for registration to the Registrar and being registered by him;

2.	The Royal Bank of Scotland and First Active have agreed that, subject as stated in paragraph 3 below, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the sanction of the Scheme by the High Court pursuant to Section 201 of the Act:

(a)	to the extent that the Acquisition or its implementation (the “proposed acquisition”) constitutes a concentration with a Community dimension within the scope of Council Regulation (EEC) No 4064/89 as amended (the “Regulation”):

(i)	the European Commission having taken a decision, without imposing any conditions or obligations that are not acceptable to The Royal Bank of Scotland, under Article 6(1)(b) of the Regulation declaring the proposed acquisition to be compatible with the common market, or having been deemed to have done so under Article 10(6); and

(ii)	in the event that a request under Article 9(2) of the Regulation has been made by an EEA member state, the European Commission indicating in terms acceptable to The Royal Bank of Scotland that it does not intend to refer the proposed acquisition, or any aspect of it, to a competent authority of an EEA member state in accordance with Article 9(3) of the Regulation; and

(iii)	no EEA member state having taken appropriate measures to protect legitimate interests pursuant to Article 21(3) of the Regulation in relation to the proposed acquisition, or any aspect of it, except on terms acceptable to The Royal Bank of Scotland;

(b)	to the extent that Part 3 of the Irish Competition Act, 2002 is applicable, the Irish Competition Authority (the “Authority”) having determined, pursuant to Section 21(2)(a) or 22(3)(a) of that Act, that the Acquisition may be put into effect or, the Authority having made a determination pursuant to Section 22(3)(c) of that Act on conditions acceptable to The Royal Bank of

Scotland in relation to the Acquisition, or Section 19(1)(c) or (d) of that Act being applicable, whichever is the first to occur;

(c)	to the extent that a merger notice is submitted to the Office of Fair Trading (“OFT”) pursuant to the UK Enterprise Act 2002 (“EA”):

(i)	the OFT indicating in terms acceptable to The Royal Bank of Scotland that it does not believe that the Acquisition creates a relevant merger situation within the meaning of Section 23 of the EA; or

(ii)	the OFT indicating in terms acceptable to The Royal Bank of Scotland that it has decided not to refer the Acquisition or any part of it to the Competition Commission (“CC”); or

(iii)	the period for considering any merger notice given to the OFT under Section 96 of the EA by The Royal Bank of Scotland having expired without any such reference being made, provided that Section 100 of the EA does not apply in relation to such merger notice; or

(iv)	the CC deciding to permit the Acquisition on terms acceptable to The Royal Bank of Scotland;

(d)	IFSRA having given (and not withdrawn) its written approval in respect of the Acquisition, such approval not being subject to any condition which is unacceptable to The Royal Bank of Scotland;

(e)	IFSRA having informed The Royal Bank of Scotland and each undertaking within the First Active Group which holds an authorisation issued by IFSRA under any enactment in respect of which IFSRA is a supervisory authority, including without limitation under the Central Bank Act 1989 (as amended), the European Communities (Licensing and Supervision of Credit Institutions) Regulations 1992 and the Investment Intermediaries Act 1995, that it has approved the acquisition by the relevant member of the Royal Bank of Scotland Group of an interest in such undertaking which would result from the implementation of the Acquisition, such approval not being subject to any condition which is unacceptable to The Royal Bank of Scotland, or any applicable period referred to in such enactments having elapsed without IFSRA having refused such acquisition, including any such applicable period referred to in the Central Bank Act 1989 (as amended), the European Communities (Licensing and Supervision of Credit Institutions) Regulations 1992 and the Investment Intermediaries Act 1995;

(f)	the authorisation by IFSRA of First Active under Section 9 of the Central Bank Act 1971 (as amended), and the authorisation by IFSRA of any other member of the First Active Group under any enactment pursuant to which authorisation by IFSRA is required in order to carry on any activity, being in full force and effect and not having been withdrawn or made subject to any condition which is unacceptable to The Royal Bank of Scotland;

(g)	no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, court, trade agency, professional association, environmental body or any other person or body whatsoever in any jurisdiction (each a “Third Party”) having taken, instituted, implemented or threatened or decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation or order or having done anything which would or might:

(i)	make the Acquisition or its implementation, or the acquisition or the proposed acquisition by The Royal Bank of Scotland or any of its subsidiary undertakings or associated undertakings (including any joint venture, partnership, firm or company in which any member of the Royal Bank of Scotland Group is interested) (the “wider Royal Bank of Scotland Group”) of any shares in, or control of, First Active or any member of the wider First Active Group (as defined below), void, illegal or unenforceable, or otherwise, directly or indirectly, restrain, prohibit, restrict or delay the same or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith in each case in a manner which is material in the context of the Acquisition;

(ii)	require, prevent or delay a divestiture by any member of the wider Royal Bank of Scotland Group of a material portion of the shares in First Active;

(iii)	require, prevent or delay the divestiture or alter the terms envisaged for any proposed divestiture by any member of the wider Royal Bank of Scotland Group or by First Active or any of First Active’s subsidiary undertakings or associated undertakings (including any joint venture, partnership, firm or company in which any member of the First Active Group is interested) (the “wider First Active Group”) of all or any portion of their respective businesses, assets or property (which, in each case, would be material in the context of the Royal Bank of Scotland Group or the First Active Group, as appropriate, taken as a whole) or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or own their respective assets or properties or any part thereof (which, in each case, would be material in the context of the Royal Bank of Scotland Group or the First Active Group, as appropriate, taken as a whole);

(iv)	impose any limitation on the ability of any member of the wider Royal Bank of Scotland Group to acquire, or to hold or to exercise effectively, directly or indirectly, any rights of ownership of shares or other securities (or the equivalent) in, or to exercise effectively management rights or control of any business carried out by, First Active or any member of the wider First Active Group (which would be material in the context of the First Active Group);

(v)	save pursuant to the provisions of the Act, require any member of the wider Royal Bank of Scotland Group or the wider First Active Group to offer to acquire any shares or other securities (or the equivalent) in any member of the wider First Active Group or the wider Royal Bank of Scotland Group owned by any Third Party where such acquisition would be material to the Royal Bank of Scotland Group or First Active Group, as the case may be, taken as a whole;

(vi)	impose any limitation on the ability of any member of the wider First Active Group or the wider Royal Bank of Scotland Group to co-ordinate its business, or any part of it, with the businesses of any other members of the wider First Active Group or the wider Royal Bank of Scotland Group (in each case, which would be material in the context of the First Active Group or the Royal Bank of Scotland Group, as the case may be, taken as a whole);

(vii)	result in any member of the wider First Active Group ceasing to be able to carry on business under any name or in any jurisdiction under or in which it presently does so (the consequences of which would be material in the context of the First Active Group taken as a whole); or

(viii)	otherwise adversely affect the business, profits, financial or trading positions or prospects of any member of the wider Royal Bank of Scotland Group or any member of the wider First Active Group (in a manner which would be material in the context of the Royal Bank of Scotland Group or the First Active Group, as the case may be, taken as a whole);

(h)	other than an office copy of the Court Order and the minute of the capital reduction attached thereto being delivered for registration to the Registrar and being registered by him, all necessary notifications and filings having been made in connection with the Scheme and/or the Acquisition and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or having been terminated (as appropriate) and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Acquisition or the acquisition by any member of the wider Royal Bank of Scotland Group of any shares in, or control of, First Active or any member of the wider First Active Group and all authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals deemed necessary or appropriate by The Royal Bank of Scotland or any member of the wider Royal Bank of Scotland Group for or in respect of the Acquisition or the proposed acquisition of any shares in, or control of, First Active or any member of the wider First Active Group by any member of the wider Royal Bank of Scotland Group or in relation to the affairs of any member of the wider First Active Group and all such authorisations, orders, recognitions, grants, consents, clearances, confirmations, licences, permissions and approvals remaining in full force and effect and there being no intimation of an intention to revoke, restrict or not to renew the same and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(i)	all applicable waiting periods and any other time periods during which any Third Party could, in respect of the Acquisition or the acquisition or proposed acquisition of any First Active Shares or control of First Active or any member of the wider First Active Group by any member of the wider Royal Bank of Scotland Group, institute, implement or threaten any action, proceedings, suit, investigation, enquiry or reference under the laws of any jurisdiction, having expired, lapsed or been terminated where any failure of such a waiting period to expire, lapse or terminate would be material in the context of the wider First Active Group or, as the case may be, the wider Royal Bank of Scotland Group taken as a whole;

(j)	except as disclosed in writing by First Active to The Royal Bank of Scotland prior to 6 October 2003, there being no provision of any arrangement, agreement, licence or other instrument to which any member of the wider First Active Group is a party or by or to which any such member or any of its respective assets may be bound or be subject and which, in consequence of the Acquisition or proposed acquisition by any member of the wider Royal Bank of Scotland Group of some or all of the share capital of First Active or because of a change in the control or management of First Active or any member of the wider First Active Group, could or might result in, to an extent which would be material in the context of the First Active Group taken as a whole:

(i)	any monies borrowed by or any indebtedness (actual or contingent) other than deposits received in the ordinary course of business of any member of the wider First Active Group being or becoming capable of being declared repayable immediately or prior to their or its stated maturity or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

(ii)	the creation or enforcement of any mortgage, charge or other security interest wherever existing or any of the foregoing having arisen over the whole or any part of the business, property or assets of any member of the wider First Active Group or any such mortgage, charge or other security interest becoming enforceable;

(iii)	any such arrangement, agreement, licence or instrument or the rights, liabilities, obligations or interests thereunder being terminated or adversely modified or affected or any action being taken or any obligation or liability arising thereunder;

(iv)	any assets or interests of any member of the wider First Active Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business;

(v)	any member of the wider First Active Group ceasing to be able to carry on business under any name or in any jurisdiction under or in which it presently does so;

(vi)	the rights, liabilities, obligations or interests of any member of the wider First Active Group in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, or adversely modified or affected; or

(vii)	the financial or trading position or prospects of any member of the wider First Active Group being prejudiced or adversely affected;

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the wider First Active Group is a party or by or to which any such member or any of its assets is bound, entitled or subject, is reasonably likely to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (vii) of this condition 2(j);

(k)	no member of the wider First Active Group having, since 31 December 2002, being the date to which the last report and annual audited accounts of First Active were made up, save as disclosed in such accounts or in the interim statement of First Active for the six month period ended 30 June 2003 or save as publicly announced by First Active in accordance with the Listing Rules or otherwise disclosed in writing to The Royal Bank of Scotland in each case prior to 6 October 2003:

(i)	issued or agreed to or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities, save for issues to First Active or wholly-owned subsidiaries of First Active or upon any exercise of options under the First Active Share Option Schemes granted before 6 October 2003;

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to another member of the wider First Active Group;

(iii)	made or authorised or proposed or announced its intention to propose any change in its loan capital;

(iv)	implemented, authorised, proposed or announced its intention to propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares in any undertaking;

(v)	entered into or changed the terms of any contract with any director of First Active or varied or permitted a variation in the terms or rules governing the First Active Share Option Schemes;

(vi)	issued, authorised or proposed, or announced an intention to authorise or propose the issue of any debentures or incurred any indebtedness or contingent liability which is material in the context of the First Active Group taken as a whole;

(vii)	purchased, redeemed or repaid, or announced any offer to purchase, redeem or repay, any of its own shares or other securities or reduced or made any other changes to any part of its share capital;

(viii)	merged with any body corporate or, save in the ordinary course of business and where any such acquisition, disposal, transfer, mortgage or encumbrance would not have a material adverse effect on the First Active Group taken as a whole, acquired or disposed of, transferred, mortgaged or encumbered any assets or any right, title or interest in any asset (including shares and trade investments);

(ix)	entered into, varied, authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous, or unusual nature or magnitude otherwise than in the ordinary course of business or which is or could be materially restrictive on the business of any member of the wider Royal Bank of Scotland Group or the wider First Active Group, or which involves or could involve an obligation of such a nature or magnitude in each case which is material in the context of the First Active Group taken as a whole;

(x)	waived or compromised any claim which is material in the context of the First Active Group taken as a whole;

(xi)	being unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of any business;

(xii)	taken any corporate action (except in the case of a dormant or non-trading subsidiary) or had any legal proceedings instituted or threatened against it in respect of its winding-up, dissolution or reorganisation or for the appointment of a receiver, examiner, administrator, administrative receiver, trustee or similar officer of all or any of its material assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

(xiii)	made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to any change to the trustees involving the appointment of a trust corporation which would be material in the context of the First Active Group taken as a whole; or

(xiv)	entered into an agreement or arrangement or passed any resolution or made any offer or announcement with respect to, or to effect, any of the transactions, matters or events referred to in this paragraph 2(k);

(l)	since 31 December 2002, save as disclosed by First Active in its audited accounts to that date or in its interim statement for the six month period ended 30 June 2003, or save as publicly announced by First Active in accordance with the Listing Rules or otherwise disclosed in writing to The Royal Bank of Scotland in each case prior to 6 October 2003:

(i)	there having been no adverse change in the business, assets, financial or trading position or profits or prospects of First Active or of any other member of the First Active Group which would be material to the wider First Active Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the wider First Active Group is or may become a party (whether as plaintiff or defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the wider First Active Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the wider First Active Group which in any such case might adversely affect any member of the wider First Active Group and which is or would be material in the context of the First Active Group;

(iii)	there having been no receiver, administrator, administrative receiver, trustee or similar officer appointed over any of the assets of any member of the wider First Active Group or any analogous proceedings or steps having taken place under the laws of any jurisdiction and there having been no petition presented for the administration of any member of the wider First Active Group or any analogous proceedings or any steps having taken place under the laws of any jurisdiction (save in any case where any such petition or analogous proceedings or steps are frivolous);

(iv)	no contingent or other liability having arisen or become apparent to The Royal Bank of Scotland which might reasonably be expected to adversely and materially affect the First Active Group; and

(v)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the wider First Active Group which is necessary for the proper carrying on of its business and which is material in the context of the wider First Active Group;

(m)	The Royal Bank of Scotland not having discovered:

(i)	that the financial, business or other information disclosed at any time by or on behalf of any member of the wider First Active Group whether publicly, to any member of the wider Royal Bank of Scotland Group or otherwise is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in any case which has not been subsequently corrected prior to 6 October 2003 by such a disclosure and, in any event, which is material in the context of the wider First Active Group; or

(ii)	that any member of the wider First Active Group or any partnership, company or other entity in which any member of the wider First Active Group has an interest and which is not a subsidiary undertaking of First Active is subject to any liability, contingent or otherwise, which is not disclosed in the audited accounts of First Active for the financial year ended 31 December 2002 or in the interim accounts of First Active for the six month period ended 30 June 2003 and which is material in the context of the First Active Group taken as a whole;

For the purposes of these conditions:

(a)	the “Royal Bank of Scotland Group” means The Royal Bank of Scotland Group plc and its subsidiary undertakings, except that where reference is made to the “wider Royal Bank of Scotland Group”, this shall have the meaning given in condition 2(g)(i) above;

(b)	“First Active Group” means First Active and its subsidiary undertakings, except that where reference is made to the “wider First Active Group”, this shall have the meaning given in condition 2(g)(iii) above;

(c)	“subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given by the European Communities (Companies; Group Accounts) Regulations, 1992 (but for this purpose as respects “associated undertaking” ignoring Regulation 34(1)(b) of those Regulations); and

(d)	“substantial interest” means a direct or indirect interest in 20 per cent. or more of the voting equity capital of an undertaking.

3.	Subject to the requirements of the Panel, The Royal Bank of Scotland reserves the right to waive, in whole or in part, all or any of the above conditions apart from conditions in paragraphs 1(a), 1(b), 1(c), 2(a), 2(b), 2(d), 2(e) and 2(f).

4.	The Acquisition will lapse if the Commission of the European Communities either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of Ireland or of any member state of the European Union under Article 9(1) thereof before the date of the Court Meeting.

APPENDIX II

SOURCES AND BASES OF INFORMATION

1.	Unless otherwise stated, the financial information on the First Active Group is extracted from the published audited consolidated results of the First Active Group for the year ended 31 December 2002 and the published unaudited interim results statements for the six months ended 30 June 2002 and 30 June 2003 respectively.

2.	The value of the entire issued share capital of First Active is based upon 143,065,037 First Active Shares being in issue (as sourced from First Active’s shareholder register as at 3 October 2003).

3.	First Active Closing Prices are sourced from the Daily Official List of the Irish Stock Exchange.

4.	References to a percentage of First Active Shares are based on the number of First Active Shares being in issue as at 3 October 2003.

5.	Translations of GBP amounts into € amounts are for information only: (a) balance sheet items as at 30 June 2003 have been translated at a €/GBP exchange rate of 1.437; and (b) profit and loss account items for the year ended 31 December 2002 have been translated at an average €/GBP exchange rate of 1.591 (2001: 1.609).

6.	The irrevocable fixed rate of exchange from € to IR£ is 0.787564.

APPENDIX III

DEFINITIONS

“Acquisition”	the proposed acquisition by The Royal Bank of Scotland of First Active by means of the Scheme as described in this announcement;

the “Act”	the Companies Act 1963 of Ireland, as amended;

“Australia”	the commonwealth of Australia, its states, territories or possessions;

“Canada”	Canada, its possessions, provinces and territories and all areas subject to its jurisdiction or any political sub-division thereof;

“Closing Price”	the closing market price of a First Active Share as derived from the Daily Official List of the Irish Stock Exchange;

“Court Meeting”	the meeting or meetings of the First Active Shareholders (and any adjournment thereof) to be convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Order”	the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of share capital which forms part of it under Sections 72 and 74 of the Act;

“Davy Corporate Finance”	Davy Corporate Finance Limited;

“directors of First Active”	the board of directors of First Active;

“directors of The Royal Bank of Scotland”	the board of directors of The Royal Bank of Scotland Group plc;

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“euro” or “€” or “cent” or “c”	means the currency unit of participating member states of the European Union as defined in Recital (2) of Council Regulation 974/98/EC on the introduction of the euro;

“Expense Reimbursement Letter”	the letter between The Royal Bank of Scotland Group plc and First Active dated 5 October 2003 under which First Active agrees to reimburse The Royal Bank of Scotland Group plc for specific, quantifiable third party costs in connection with the Acquisition under certain circumstances;

“Extraordinary General Meeting”	the extraordinary general meeting of the First Active Shareholders to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded or adjourned (and any adjournment thereof);

“First Active” or the “Company”	First Active plc;

“First Active Group” or the “Group”	First Active and its subsidiary and associated undertakings;

“First Active Optionholders”	the holders of options to subscribe for First Active Shares under the First Active Share Option Schemes;

“First Active Share” or “First Active Shares”	ordinary shares of €0.32 each in the share capital of First Active in issue from time to time;

“First Active Shareholders”	the holders of First Active Shares;

“First Active Share Option Schemes”	the First Active plc 1998 Share Option Scheme (as amended), the First Active plc 1998 SAYE Scheme (as amended), the First Active plc 2001 SAYE Scheme (as amended), the First Active plc 2002 Approved Share Option Scheme (as amended), the First Active plc 2003 Employee Share Ownership Plan and the First Active plc 2003 Second Tier Option Plan;

“Forms of Proxy”	the forms of proxy for the Court Meeting and the Extraordinary General Meeting which will be sent to First Active Shareholders with the Scheme Document;

“GBP”	pounds Sterling, the lawful currency of the United Kingdom;

“Hearing”	the hearing or hearings by the High Court of the petition to sanction the Scheme, confirm the associated reduction of capital of First Active and grant the Court Order;

“High Court”	the High Court of Ireland;

“IFSRA”	Irish Financial Services Regulatory Authority;

“Independent Directors”	all of the directors of First Active other than Cormac McCarthy and Michael Torpey who, in view of their interest in the outcome of the Acquisition, have not taken part in the decision to recommend;

“Ireland” or “Republic of Ireland”	Ireland excluding Northern Ireland and the word Irish shall be construed accordingly;

“IR£”	the lawful currency of Ireland prior to the introduction of the euro;

“Irish Stock Exchange”	The Irish Stock Exchange Limited;

“Japan”	Japan, its cities, prefectures, territories and possessions;

“JPMorgan”	J.P. Morgan plc;

“Listing Rules”	the listing rules of the Irish Stock Exchange and of the London Stock Exchange;

“London Stock Exchange”	London Stock Exchange plc or its successor;

“Meetings”	the Court Meeting and the Extraordinary General Meeting;

“Merrill Lynch”	Merrill Lynch International;

“Official Lists”	the Official List of the Irish Stock Exchange and of the UK Listing Authority;

“Panel”	the Irish Takeover Panel established under the Irish Takeover Panel Act, 1997;

“Registrar”	Registrar of Companies in Ireland;

“Scheme” or “Scheme of Arrangement”	the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act (as summarised in this announcement) between First Active and First Active Shareholders, with or subject to any modification, addition or condition approved or imposed by the High Court and agreed by The Royal Bank of Scotland and First Active;

“Scheme Document”	a circular for distribution to First Active Shareholders and, for information only, to First Active Optionholders containing (i) the Scheme (ii) the notice or notices of Meetings (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme (iv) such other information as may be required or necessary pursuant to the Act, the Takeover Rules or the Listing Rules and (v) such other information as The Royal Bank of Scotland and First Active shall agree;

“Takeover Rules”	the Irish Takeover Panel Act, 1997, Takeover Rules, 2001;

“The Royal Bank of Scotland”	The Royal Bank of Scotland Group plc or, where the context so requires, a nominated subsidiary of The Royal Bank of Scotland Group plc (subject to Panel consent);

“The Royal Bank of Scotland Group”	The Royal Bank of Scotland and its subsidiary and associated undertakings;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“UK Listing Authority”	The Financial Services Authority of the United Kingdom in its capacity as a competent authority under the Financial Services and Markets Act 2000; and

“Voting Record Time”	the time and date to be specified as the voting record time for the Court Meeting (or any adjournment thereof) in the Scheme Document.

All amounts contained within this announcement referred to by “€” and “c” refer to euro and cents.

Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

Words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine or neutral gender.

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